Exhibit 99.2
LEUKAPHERESIS SERVICES AGREEMENT
     This Agreement (“Agreement”) is made as of September 24, 2009 (“the Effective Date”) between Dendreon Corporation, a Delaware Corporation, (“Dendreon”), with offices at 3005 First Avenue, Seattle, Washington 98121 and American National Red Cross (“ARC”), a nonprofit, charitable corporation chartered by an act of the United States Congress, on behalf of its participating blood services regions, each a “Collection Center”), with offices at 2025 E Street NW, Washington, DC 20006.
     WHEREAS, ARC provides leukapheresis collection services for those in need of such services throughout the United States;
     WHEREAS, Dendreon desires to obtain clinical trial and/or commercial leukapheresis collections in connection with the development and commercialization of Dendreon’s immunotherapeutic cancer product candidates; and
     WHEREAS, ARC is willing to provide such services on behalf of Dendreon though ARC’s network of Collection Centers throughout the United States.
     NOW, THERFORE, in consideration of the mutual covenants and undertakings contained herein, ARC and Dendreon, intending to be legally bound, hereby agree as follows:
          1. Definitions
(a)	“Affiliate” shall mean, with respect to any person or entity, any other person or entity, which controls, is controlled by or is under common control with such person or entity. For purposes of this Agreement, a person or entity shall be in “control” of an entity if it owns or controls at least fifty percent (50%) of the equity securities of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority), or otherwise has the power to control the management and policies of such other entity.

(b)	“Collection Center Sites” shall mean the Sites listed on Exhibit B and amended from time to time as agreed upon by the parties.

(c)	“Confidential Information” means all non-public and/or proprietary information owned or possessed by the disclosing party and provided to the receiving party, whether disclosed in writing or orally. It includes apheresis procedures, financial records, methods, techniques and processes, and technical and scientific data, unpublished findings, biological material, know-how, specifications, patent applications, algorithms, programs, designs, drawings, and formulae, and engineering, manufacturing, marketing, financial and business plans and data, and any information disclosed by disclosing party to receiving party pursuant to this Agreement.

(d)	“Procedures” shall mean a series of tasks performed in a definite, regular order in accordance with instructions that are version controlled and approved by appropriate personnel.

(e)	“Services” shall have the meaning set forth in Section 2(a).

(f)	“Term” has the meaning set forth in Section 11(a).
          2. Services, Scheduling and Compliance with Law
(a)	Collection Center shall provide services to Dendreon in the form of clinical trial and/or commercial leukapheresis collections (for purposes of this Agreement, the terms leukapheresis (mononuclear cell (MNC) collection) and apheresis shall be interchangeable) and any other services that are mutually agreed to in writing in accordance with the terms and conditions contained in this Agreement (“Services”), including without limitation those services set forth in the Exhibits which are attached hereto and incorporated herein and which set forth procedures for leukapheresis collections. The Services will be performed on patients referred to Collection Center by Dendreon.

(b)	Collection Center agrees to perform these Services (i) in strict accordance with the terms of this Agreement, including all Exhibits hereto, (ii) in compliance with all applicable federal, state, and local laws, rules, regulations, ordinances, and guidelines (collectively, the “Legal Requirements”), including without limitation applicable FDA regulations, guidances, guidelines, and policies, (iii) in compliance with any written instructions of Dendreon and (iv) in a professional manner that meets industry standards.

(c)	Collection Center shall ensure that adequate personnel are available to perform the Services hereunder. The level of staffing and staffing patterns shall be at the discretion of the Collection Center, subject to the foregoing sentence. All Collection Center personnel performing Services shall be duly licensed health care professionals, according to the applicable individual state requirements, who are trained to perform the leukapheresis collections and otherwise perform the Services. Collection Center shall also provide the appropriate supplies, apheresis equipment approved by FDA for mononuclear cell collections, and pharmaceuticals that are reasonably necessary for the performance of the Services, except as set forth on Exhibit A or otherwise expressly agreed by the parties. Collection Center shall provide pharmaceuticals for use as reasonably necessary for the performance of the Services (e.g., Heparin, Epinephrine, normal saline, IV calcium gluconate, Tums, Diphenhydramine, and Methylprednisolone). All equipment used by Collection Center relating to the Services shall be maintained in accordance with the manufacturer’s specifications.

(d)	During the term of this Agreement, Collection Center agrees to meet with designated representatives of Dendreon to discuss the progress and results of the Services, and ongoing plans and changes in the Services. Collection Center participants in such meetings will include staff trained and knowledgeable about the provision of services for Dendreon, and other Collection Center staff as appropriate. At a minimum, Dendreon and Collection Center shall meet on at least a quarterly basis, and more frequently if required, for a business planning forecasting discussion, which Collection Center may utilize for its capacity and resource planning purposes.

(e)	Collection Center shall coordinate all scheduling activities with Dendreon in accordance with the terms set forth on Exhibit A hereto.
          3. Collection Center Locations
(a)	Collection Center proposes to provide Services in accordance with this Agreement at the locations (“Sites”) set forth on Exhibit B, attached hereto. Exhibit B shall be amended from time to time as agreed upon between the parties.

(b)	Collection Center shall be the preferred provider of leukapheresis services to Dendreon within the United States of America, either directly or via subcontractor relationships it develops. Collection Center shall have the right to make the first offer to provide Services to Dendreon in a select geographic region, which Dendreon shall in good faith consider and engage in discussions with Collection Center over a period of not less than thirty (30) days, following which Dendreon has the right to identify and engage another entity to provide Services in such region if desired.

(c)	The list of Sites set forth on Exhibit B shall be confirmed by Dendreon and the Services shall be implemented by Collection Center upon completion of qualification and site inspection of each Site by Dendreon, training of licensed staff, technicians and other office personnel. Dendreon shall provide the initial training. Thereafter, Collection Center shall be responsible for training all other personnel. Dendreon and Collection Center will work together to develop a training plan for subsequent sites. The implementation schedule shall provide for one or more tests prior to commencement of the Services.
          4. Chain of Identity, Labeling, Packaging and Shipping of Leukapheresis Products
     Collection Center Sites shall maintain chain of identity with Dendreon regarding Patients and/or cell collections in accordance with the requirements set forth on Exhibit C, hereto.

          5. Privacy Requirements
(a)	Collection Center agrees to maintain a privacy policy to protect the information of individuals.

(b)	Collection Center agrees to ensure that all personnel performing the Services under this Agreement review and are aware of the Collection Center’s privacy policy.

(c)	Collection Center agrees not to disclose confidential patient data to any third party or to use such data for any purpose other than providing the Services outlined in this Agreement, provided, however, that Collection Center may disclose patient information pursuant to law or court order, provided, however, that Collection Center shall inform Dendreon within 24 hours of any such mandated disclosure.

(d)	In the event that Collection Center receives a request to produce or provide confidential patient information to a government agency or other third party, Collection Center agrees to notify Dendreon of such request, to the extent permitted by the government agency or third party.

(e)	Collection Center agrees to allow Dendreon and/or its designated representatives from time to time and upon reasonable advance notice to review Collection Center’s privacy policy. All such designated representatives shall be employees of Dendreon.

(f)	Collection Center employees will only access and use confidential Dendreon patient data as needed to perform the Services and Collection Center functions.

(g)	Collection Center will use prudent and reasonable precautions to maintain and store confidential Dendreon patient data in a secure manner in an effort to prevent unauthorized access to systems and locations where personal donor information is stored.

(h)	Collection Center will limit access to confidential Dendreon patient data to authorized individuals.

(i)	Collection Center shall immediately report to Dendreon in writing of any use and/or disclosure of confidential patient information that is not permitted or required under this Agreement which Collection Center becomes aware within five (5) business days of Collection Center’s discovery of such unauthorized use or disclosure. Collection Center will take reasonable steps to mitigate or rectify any harm that may result from such unauthorized use or disclosure, and take reasonable actions to prevent any similar unauthorized use or disclosure in the future.
          6. Communications Protocol
     Collection Center Sites shall communicate with Dendreon regarding Patients and/or cell collections in accordance with the requirements set forth on Exhibit D, hereto.

          7. Regulatory and Quality Requirements
     Collection Center shall conduct all Services in accordance with and shall strictly adhere to the requirements of the Regulatory and Quality requirements set forth in Exhibit E.
          8. Regulatory and Quality Control
     Collection Center shall conduct all Services in accordance with and shall strictly adhere to the Regulatory and Quality Control standards set forth in Exhibit F.
          9. Adverse Events Reporting
     Collection Center shall strictly adhere to any and all Legal Requirements for reporting adverse events in accordance with the same. All adverse events occurring during any clinical cell collection procedure conducted on behalf of Dendreon should be reported per the clinical trial protocol. Adverse events occurring during any commercial cell collection procedure may be reported to Dendreon’s Call Center. The Collection Center shall provide responses to a series of questions about the adverse event as described in Exhibit G, Adverse Events Reporting Requirements. In addition, the Collection Center shall follow its own Procedures for reporting adverse events to FDA and adhere to Collection Center’s policies and standards of care for medical management of patients.
          10. Complaint Investigation
     Dendreon and Collection Center shall work together in good faith to develop a process to capture, address, track and report on Complaints utilizing the Collection Center’s Problem Management System.
     Within the Collection Center’s Problem Management System, a Complaint is currently defined as any written, electronic, or oral communication that alleges deficiencies related to the identity, durability, reliability, safety, effectiveness, or performance of any device, blood component, blood product, process, procedure, or employee performance that impacts donor or product safety.
          11. Term and Termination
(a)	This Agreement shall commence on the Effective Date and remain in effect for five (5) years, unless terminated earlier in accordance with the provisions of this Section 10 (the “Initial Term”). Thereafter, this Agreement will renew automatically for additional 1 (one) year periods (“Subsequent Term” and together with the Initial Term, the “Term”) unless otherwise terminated in accordance with the provisions of this section. The successful completion of site inspections and qualification of additional Sites shall not “restart” the clock for purposes of establishing the Effective Date of this Agreement, but rather such additional Sites shall simply be added to the list of Sites which have been approved by Dendreon to provide Services under this Agreement.

(b)	Either party may terminate this Agreement without cause by giving twelve (12) months prior written notice to the other party. In addition,

either party may terminate this Agreement for cause upon thirty (30) days prior notice to the other party, defined as any material breach of this Agreement, which shall remain uncured following fifteen (15) days notice. Any termination shall be without prejudice to any claims that either party may have against the other. Dendreon’s sole responsibility in the event of termination shall be to reimburse Collection Center for Services actually and satisfactorily performed by Collection Center up to the effective date of termination. Upon expiration or termination of this Agreement, Collection Center shall promptly return to Dendreon any and all copies of Confidential Information (as defined above) in Collection Center’s possession, as well as any other equipment or supplies provided by Dendreon to Collection Center hereunder.

(c)	In the event that either party elects to terminate this Agreement pursuant to the terms set forth above, the parties agree to work together cooperatively and in good faith to wind up their business relationship, transfer cell collection responsibilities to those providers as may be designated by Dendreon, comply with regulatory requirements applicable to the termination, and otherwise complete an orderly termination.

(d)	Sections 5, 15, 16, 19, 20, 23, 24, 25 and 29 shall survive any expiration or termination of this Agreement for the time period set forth therein, or if no time period is set forth therein, then indefinitely.
          12. Payment for Services Rendered
(a)	Compensation for the Services will be as shown in Exhibit H.

(b)	Following the first year of commercialization, and for the remaining four years of the term of this Agreement, the parties agree that the prices as shown in Exhibit H shall be adjusted on an annual basis, in accordance with changes in the national (US City Average), Medical Care Consumer Price Index measuring urban consumers for the previous twelve (12) month period as published by the Bureau of Labor and Statistics. At least sixty (60) days prior to the fifth anniversary of this Agreement, the parties will review the terms set forth in this Section 12 to mutually assess and revise the pricing terms set forth herein. In the event that the parties agree to revise such pricing terms, Dendreon shall draft an amendment to this Agreement, to be signed by both parties, which shall set forth the revised pricing terms. In the event that the parties are unable to reach an agreement regarding a revision to the pricing terms, either party may terminate this Agreement in accordance with Section 11 above.

(c)	Collection Center will send Dendreon a monthly invoice that itemizes the previous month’s Services on a per procedure basis with the associated purchase order number and chain of identity number referenced to each leukapheresis procedure. Dendreon will pay each such invoice within thirty (30) days of receipt, except that Dendreon may withhold payment on any invoiced amounts that it disputes. In the event that Dendreon disputes any invoiced amount, it shall so notify Collection Center in writing, and the parties shall negotiate in good faith to resolve the matter as expeditiously as possible.

(d)	If applicable, Collection Center shall pay all federal, state, and local taxes that arise out of the Services hereunder.

(e)	If, for any reason attributable:
1.	solely to Collection Center, a leukapheresis procedure is cancelled after it begins or Collection Center cannot accommodate a patient for whom a leukapheresis procedure was previously scheduled with Dendreon’s Call Center, Collection Center shall receive no payment. Collection Center shall report any failure to commence or complete a leukapheresis procedure to Dendreon within one (1) hour of such failure.

2.	in part to Collection Center, a leukapheresis procedure is cancelled after it begins or Collection Center cannot accommodate a patient for whom a leukapheresis procedure was previously scheduled with Dendreon’s Call Center, Dendreon and Collection Center will work together in good faith through an agreed-upon resolution process to determine the appropriate payment to Collection Center. Collection Center shall report any failure to commence or complete a leukapheresis procedure to Dendreon within one (1) hour of such failure, and Dendreon and Collection Center shall agree upon the appropriate payment within thirty (30) days of such failure.

3.	in no part to Collection Center, a leukpaheresis procedure is canceled after it begins or if a procedure is cancelled with less than the agreed upon advance notice given per Exhibit H, Collection Center shall receive the cancelation fee payment per Exhibit H.
(f)	If Dendreon makes a payment to Collection Center and the parties mutually agree that the Collection Center was not entitled to such payment (or a portion thereof), Dendreon shall be entitled to deduct the amount of such payment from any amount due to Collection Center in the invoice immediately following the discovery of such overpayment:
          13. Representations and Warranties
(a)	Collection Center covenants, represents and warrants as follows:

     (i) Collection Center has all necessary rights, powers, licenses, certifications, and authorities to enter into this Agreement.
     (ii) Collection Center’s performance under this Agreement does not conflict with or create a breach or a default of any law, order or a court or government agency, contract or other obligation with any third party.
     (iii) Collection Center shall at all times conform to FDA requirements and any other applicable state or federal requirements in performing under this Agreement.
     (iv) To prevent the introduction, transmission, or spread of communicable diseases by leukapheresis collections performed under this Agreement, Collection Center shall, at a minimum, use aseptic techniques for performing the leukapheresis collections.
(b)	Dendreon covenants, represents and warrants as follows:
     (v) Dendreon is a corporation organized under the laws of the state of Delaware and has all necessary rights, powers and authorities to enter into this Agreement.
     (vi) Dendreon’s performance under this Agreement does not conflict with or create a breach or a default of any law, order of a court or government agency, contract or other obligation with any third party.
          14. Independent Contractor
     The parties are independent contractors and will not act as an employee, agent, partner, joint venturer or co-venturer of the other. Neither party will enter into any agreement(s) or incur any obligations on behalf of the other, or commit the other party in any manner without such other party’s prior written consent.
          15. Use of Name
     Each party agrees not to use the name, emblem, logo or marks of the other party to this Agreement in any advertising, news release, or other publication or public statement, without the prior written consent of the other party.
          16. Indemnification
(a)	Indemnification by Collection Center: Collection Center agrees to defend, hold harmless and indemnify Dendreon, its directors, officers, employees and agents and its and its respective successors, heirs and assigns (the “Dendreon Indemnitees”) against any legal liability, claims, demands, actions, judgments, liability, loss, damage and expenses (including reasonable attorneys’ fees) (collectively, the “Liabilities”) with respect to bodily injury, death and property damage actually incurred by the Dendreon Indemnitees as a result any third party claims, demands or judgments, to the extent such liability arises out of (a) Collection Center Indemnitees’ alleged negligence in the conduct of the Services by Collection Center under this Agreement, including any failure to maintain the Chain of Identity of the leukapheresis collection product, and (b) any alleged unauthorized use, disclosure, infringement or misappropriation of any patent, trademark, copyright, or other intellectual property, right or trade secret of a third party by Collection Center; and (c) performance by the Collection Center Indemnitees of any obligations of Collection Center under this Agreement. However, in no instance shall Collection Center be responsible to the Dendreon Indemnitees for any Liabilities to the extent caused by any wrongful or negligent act or omission of the Dendreon Indemnitees individually or collectively.

(b)	Indemnification by Dendreon: Dendreon agrees to defend, hold harmless, and indemnify Collection Center, its governors, directors, officers, medical and professional staff, employees and agents and its successors, heirs and assigns (the “Collection Center Indemnitees”) against Liabilities with respect to bodily injury, death, and property damage actually incurred by Collection Center Indemnitees, or which may be asserted or claimed against the Collection Center Indemnitees, as a result of any third party claims, demands or judgments, to the extent such Liabilities arise out of (a) the alleged negligence of Dendreon, its directors, officers, employees, contractors, licensees, Affiliates or agents in connection with the design, production, manufacture, sale or use in commerce, or promotion of sipuleucel-T, (b) any use of sipuleucel-T by any person, (c) performance by the Dendreon Indemnitees of any obligations of Dendreon under this Agreement, and, (d) any alleged unauthorized use, disclosure, infringement or misappropriation of any patent, trademark, copyright, or other intellectual property, right or trade secret of a third party by Dendreon. However, in no instance shall Dendreon be responsible to the Collection Center Indemnitees for any Liabilities to the extent caused by any wrongful or negligent act or omission of the Collection Center Indemnitees individually or collectively.

(c)	Requirements for Indemnification: A party seeking indemnification under this Section 15 shall provide prompt written notice of circumstances that might reasonably be expected to give rise to a claim for indemnification and of the initiation of any action or proceeding that may reasonably lead to a claim for indemnification. Upon such notice and acknowledgement of the indemnifying party’s obligation to indemnify, the indemnifying party shall have the right to assume the defense and settlement of any such action or proceeding, provided that the indemnifying party shall not settle any action or proceeding with any admission of liability or wrongdoing by the indemnified party without such indemnified party’s prior written consent. No action or proceeding shall be settled without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld, and the indemnifying party shall not be responsible for any legal fees or other costs incurred other than as provided herein. The indemnified party shall cooperate fully with the indemnifying party and its legal representatives in the investigation and defense of any action or proceeding covered by this indemnification. The indemnified party shall have the right, but not the obligation, to be represented by counsel of its own selection and at its own expense in or with respect to any such action or other proceeding.
          17. Insurance
(a)	Mutual Insurance Requirements. Collection Center and Dendreon shall each maintain: (i) Commercial General Liability insurance, including contractual liability coverage, in an amount not less than $5,000,000 per occurrence and $5,000,000 annual aggregate for their respective work under this Agreement and naming the other Party’s indemnitees as additional insured as their interests may appear, and (ii) Property insurance providing coverage for their respective equipment supplies and premises during the Term of this Agreement. Any commercial insurance policies obtained by each party shall be with insurance carriers having an AM Best Rating of “A X” or higher. Insurance coverage limits may be met by a combination of primary and excess or umbrella policies. Each party will furnish to the other certificates of insurance as evidence of the insurance required in both the foregoing and the following paragraphs on or before the Effective Date and from time to time upon request. Each party’s liability under this Agreement shall not be limited to the amount of any insurance coverage that it maintains. In addition to the foregoing, each party shall maintain the following insurance coverages:

(b)	Additional Collection Center Insurance Requirements: Collection Center shall maintain Professional Liability insurance that is no less than $1 million per occurrence and $3 million aggregate and such insurance shall remain in force for at least three (3) years following the end of the Term or a Subsequent Term.

(c)	Additional Dendreon Insurance Requirements: (1) Products/Clinical Trials Liability insurance applicable to the manufacture of any clinical trial product of Dendreon that uses the leukapheresis collections in an amount not less than $5,000,000 per occurrence and the aggregate and such Products/Clinical Trials Liability insurance shall; (i) name the Collection Center Indemnitees as specified in this Agreement as additional insureds; (ii) remain in effect for not less than 3 years after cessation of clinical trials related to this Agreement; (2) As of the date of any sale or commercial use of sipuleucel-T after market approval of the product, Products Liability insurance in an amount not less than $10,000,000 per occurrence and such Products Liability insurance shall, (i) name the Collection Center Indemnitees as additional insureds; and (ii) such Products Liability insurance shall be maintained in force for not less than five years after the last date of sale of sipuleucel-T. With respect to insurance coverage requirements relative to clause (c)(1), Dendreon intends to seek a clarifying endorsement from its insurance provider stating that such Products/Clinical Trials Liability insurance does not exclude from coverage claims in which the theory of the claim is deficient, negligent or inadequate design of the product or clinical trial, or other related professional (Errors & Omissions) exposure.
          18. Documentation of Compliance
     Upon Dendreon’s request no more than once during any twelve (12) month period, absent cause, Collection Center shall provide Dendreon with a copy of the Collection Center’s license and an attestation that all Collection Center personnel performing the Services are properly licensed as required by the Legal Requirements.
          19. Confidentiality
(a)	Confidential Information. It is anticipated that the parties will exchange Confidential Information pursuant to the terms of this Agreement.

(b)	Receiving Party’s Limited Use and Nondisclosure of Confidential Information. Each of Dendreon, Collection Center and ARC shall use Confidential Information of the other solely for the purpose of complying with the terms of this Agreement. All Confidential Information shall remain the property of the disclosing party and shall be kept confidential by the receiving party and not disclosed to others except with the disclosing party’s prior written consent. The receiving party will maintain Confidential Information in strict confidence and shall treat it with not less than the degree of care with which the receiving party would treat the receiving party’s own Confidential Information.

(c)	Exceptions. The confidentiality obligations shall not apply to information that is subject to one or more of the following circumstances:
(i) the information is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known the public;
(ii) the information is furnished to the receiving party by a third party that the receiving party reasonably believes is not prohibited from disclosing such information by a contractual, legal or fiduciary obligation;
(iii) the information is properly in the possession of the receiving party prior to its disclosure pursuant to this Agreement, as evidenced by receiving party’s written records;(iv) the information is independently developed by the receiving party without use or knowledge of the Confidential Information, as evidenced by receiving party’s written records;(v) the information is required by law or by order of any court or governmental authority to be disclosed by the receiving party. In the event of such compulsory disclosure, however, the receiving party shall give the disclosing party sufficient advance written notice to enable the disclosing party to seek a protective order or other remedy to protect such Confidential Information. The receiving party may disclose only the minimum Confidential Information required to be disclosed, whether or not a protective order or other remedy is in place.
(d)	Except as expressly permitted herein, neither party shall disclose Confidential Information of the other to any third party without the prior written consent of the party whose Confidential Information is being disclosed. The parties shall not use the Confidential Information of the other for any purpose other than fulfilling the terms of this Agreement. Each party shall protect the Confidential Information of the other using at least the same degree of care that they would use with respect to their own proprietary and confidential information.

(e)	The obligations set forth in this Article 19 shall survive the expiration or early termination of this Agreement for a period of five (5) years thereafter.
          20. Records
     Collection Center shall keep and maintain during the Term and for a period of ten (10) years thereafter (or such longer period as may be required by cGTPs or other law or regulation) billing records relating to the Services provided by Collection Center under the terms of this Agreement. Upon Dendreon’s request, if required by law, Collection Center shall promptly provide copies of such records to Dendreon.
          21. Business Review
(a)	Business Review Meetings. The parties will meet at mutually agreeable times and, at least semi-annually, to discuss and review various different business aspects of the relationship (“Business Review Meeting”), including performance of the Services, review of forecasts and projections, purchasing, site qualification and initiation, regulatory and quality reviews and audits and any other business activities that may affect the relationship between the parties (“Business Matters”).

(b)	Business Coordinators. Each party shall appoint an authorized business representative (“Business Coordinator”) and a back up representative to be responsible for, and serve as a single point of contact for, communications between the parties related to Business Matters. The Business Coordinators shall also be responsible for coordinating Business Review Meetings.

          22. Non-Debarment Certification
     Collection Center certifies that it is not debarred under the Federal Food, Drug and Cosmetic Act, and that it will not knowingly use the services of any debarred person with respect to Services under this Agreement, and that it will amend this certification in the event of new information.
          23. Waiver
     No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or law.
          24. Dispute Resolution
     If any dispute between the parties arises in connection with this Agreement, Dendreon and Collection Center, through appropriately senior persons, shall first meet and attempt to resolve the dispute in face to face negotiations. This meeting shall occur within thirty (30) days of the time the dispute arises. If such attempt to resolve the dispute is unsuccessful, either party may then proceed to litigation.
          25. Injunctive Relief
     The parties acknowledge that monetary damages may be impractical to measure and inadequate to make the other party whole in the event of a breach of this Agreement. Each party hereby agrees that the other party may, in addition to pursuing its remedies at law, seek specific performance or other equitable or injunctive relief in the event of a breach of this Agreement, including without limitation any breach of Section 19 above.
          26. Amendment
     Unless expressly states elsewhere in this Agreement, this Agreement or any Exhibit hereto may not be and shall not be deemed or construed to have been modified, amended, rescinded, canceled or waived in whole or in part, except by written instruments signed by the parties hereto.
          27. Assignment
     Except in the case in which the assets used to perform the Services are transferred into another entity, neither this Agreement nor any right or interest hereof may be assigned, subcontracted, or transferred by either party without the express written permission of the other party. Subject to the limitations expressed above, this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.
          28. Entire Agreement
     This Agreement, including all Exhibits, constitutes and expresses the entire agreement and understanding between the parties with respect to the subject matter hereof. All previous discussions, promises, representations and understandings between the parties relative to this Agreement, if any, have been merged into this document. In the event of any conflict between the terms of an Exhibit and this

Agreement, the terms of this Agreement (without such conflicting Exhibit) will govern, unless the conflicting Exhibit states an express intent to supersede one or more specific terms of this Agreement.
          29. Notice
     Any notice required or permitted hereunder shall be in writing and shall be deemed given as of: (a) the date if it is delivered by hand, (b) the date set forth on the delivery confirmation receipt if it is delivered by express mail, or (c) three (3) days after it is sent by certified mail, postage prepaid, return receipt requested, and addressed to the party to receive such notice at the address set forth below, or such other address as is subsequently specified pursuant to this notice provision:
     If to Dendreon:
General Counsel
Dendreon Corporation
3005 First Avenue
Seattle, Washington 98121
     If to Collection Center:
National Manager – Clinical Services
American Red Cross
2025 E Street NW
Washington, DC 20006
     A party may give notice of change of address to the other party by following provisions of this section.
          30. Severability
     If any portion of this Agreement is found to be unenforceable, the remaining provisions shall be in full force and effect and the parties shall endeavor to affect the intent of the parties for the unenforceable provision.
          31. Counterparts
     This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile transmission shall have the same effect as personal delivery of an executed counterpart of this Agreement.
          32. Legal Representation, Interpretation
     Each of the parties hereto acknowledges that it is a sophisticated business person who was adequately represented by counsel during negotiations regarding the provisions hereof, including, without limitation, the indemnification provisions set forth herein and is fully informed regarding said provisions.

          33. Limitation of Liability
     Notwithstanding anything herein to the contrary, neither Party is liable to the other for any breach, loss or damage of any kind arising out of delay or failure to perform any obligation in this Agreement if such party has taken commercially reasonable efforts to prevent such delay or failure, and nonetheless such delay or failure occurs for reasons beyond that Party’s control, including without limitation, delay or failure caused by: unavailability, failure or shortage of power; fire, flood, storm or abnormally inclement weather; act of God; act of war, terrorism, strike, work stoppage, other labor unrest, or riot; act or omission of the government (including FDA withdrawal and recall recommendations); an act or omission in the process of manufacture, production or supply under the control of third parties; or any other emergency.
          34. Regulations.
     In addition to any other compliance obligations set forth in this Agreement, both parties will comply with applicable laws and industry standards, including without limitation, requirements, regulations, standards, recommendations, specifications, guidelines and directives of the Food and Drug Administration (“FDA”); U.S. economic sanctions; anti-terrorism and anti-money laundering laws; the USA PATRIOT Act; laws administered by the U.S. Treasury Department’s Office of Foreign Assets Control; and Executive Order 13224.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the last date set forth below.

Dendreon Corporation		American National Red Cross

By:	/s/ Mitchell H. Gold M.D.	By:	/s/ Richard Feliciano

	Name: Mitchell H. Gold		Name: Richard Feliciano
	Title: President/CEO		Title: Vice President
	Date: 9/24/2009		Date: 9/23/09

Exhibit A
Leukapheresis Services and Scheduling Requirements
1. Description of Leukapheresis Services
(a)	Collection Center will perform a mononuclear cell collection by leukapheresis in accordance with (i) the criteria set forth in this Exhibit A and any other Exhibits to this Agreement, (ii) Dendreon’s leukapheresis manual and the Apheresis Web Portal User Guide (iii) the Collection Center’s Procedures, and (iv) the specifications identified by the manufacturer of the leukapheresis machine. Dendreon’s leukapheresis manual may be revised from time to time and thereafter shall be distributed promptly to Collection Center along with instructions regarding the date on which such manual shall become effective. Collection Center agrees to incorporate all criteria, standards and requirements set forth in this Agreement and in Dendreon’s leukapheresis manual (to be provided to Collection Center prior to the Effective Date of this Agreement) into Collection Center’s own Procedures for the provision of all Services and shall provide Dendreon with evidence of the same upon Dendreon’s request. In particular, the cells shall be collected as follows:

Blood Volume Processed	1.5 to 2.0 Total Blood Volume (TBV)
Type of anticoagulant solution	ACD-A (no heparin may be used)
WB (inlet) to AC ratio	10:1 to 12:1
Autologous plasma	150 mL at the beginning of collection and added to the final storage container at the end of the mononuclear cell collection procedure
Sealing of collection bag	2 hermetic seals
Final leukapheresis product volume	180 to 400 mL (includes the 150 mL of autologous plasma)
(b)	Collection Center agrees to provide patient collection data via the Apheresis Web Portal, or alternate manual method if the Apheresis Web Portal is not available, in the manner and within the timeframe specified in advance by Dendreon.

(c)	The leukapheresis procedure shall be performed using any FDA approved leukapheresis instrument and software designed for mononuclear cell collection.

(d)	Collection center must have a designated area that is suitable to perform the leukapheresis collection and a private space for patient consenting.

(e)	Collection center must perform the mononuclear cell collection in a manner that will not cause or create the potential for contamination or cross contamination during the collection process.

(f)	Collection Center shall conduct the leukapheresis using bilateral peripheral venous access using strict aseptic techniques. Physicians ordering sipuleucel-T will evaluate each patient’s venous access status and, if necessary, arrange for the appropriate placement of a venous access device prior to the first scheduled leukapheresis procedure. In the event that Collection Center determines that there are any venous access concerns, such as an inability to obtain peripheral venipunctures or that a patient requires a central venous catheter, the Collection Center must notify Dendreon’s Call Center immediately. Dendreon’s Call Center will then notify the ordering physician of the requirement for a central venous catheter and will reschedule the leukapheresis with Collection Center for another date and time. If a leukapheresis procedure is unable to be performed as scheduled due to venous access issues, Dendreon shall pay the Cancellation Fee (per Exhibit H) to Collection Center.

(g)	At the conclusion of the leukapheresis procedure, the Collection Center will seal and prepare the collection bag for shipment in accordance with Dendreon’s Sealing and Packing requirements per Dendreon’s Leukapheresis Manual. The Collection Center shall not further process the mononuclear cell collection, further processing shall only be performed by Dendreon.
2. Procedures and Related Documents
(a)	Collection Center shall provide Dendreon with copies of all Procedures related to leukapheresis performed for Dendreon and create Procedures and documents specific to Dendreon’s collection process, subject to review and approval by Dendreon prior to use. Any proposed changes to procedures required for Dendreon collections shall require Dendreon review and approval prior to implementation:

(b)	Collection Center will provide Dendreon documentation attesting that the Collection Center staff performing the Services under this Agreement are trained and licensed as required by law.
3. Scheduling
(a)	Dendreon’s scheduling department will coordinate with Collection Center in scheduling each of the three leukapheresis procedures. After the initial request from the treating physician, Dendreon will contact Collection Center to schedule the dates for the leukapheresis procedures..

(b)	Collection Center agrees to have licensed staff, according to the applicable individual state requirements, available for cell collections in order to meet patient demand for the Services. Collection Center shall determine the hours of operation during which the Services may occur, taking into account feedback from Dendreon regarding the expected patient demand for the Services.

(c)	Dendreon anticipates establishing an Apheresis Web Portal to provide all Collection Centers with the ability to maintain calendars and confirm information electronically as noted in the table below.

(d)	Each Collection Center shall designate a case manager who is responsible for managing the over-all process and the performance of supply operations requirements.

(e)	Each Collection Center shall designate a primary contact available during all hours of operation that will include current phone number, fax number and email address. Each Collection Center shall designate an emergency contact available outside normal hours of operation.

(f)	Collection Centers shall have the capability of sending/receiving scheduling information via phone, fax, e-mail, and Dendreon’s web portal (internet access).

(g)	Appointments may be scheduled by Dendreon anytime during the Collection Center’s hours of operation based on the Collection Center’s available capacity as maintained in the Apheresis Web Portal Calendar (see “Scheduling Time Frames and Confirmation” below). Collection Centers shall have the resources and staff available to support the mononuclear cell collection at the times indicated as available in the Apheresis Web Portal Calendar.

     (h) Examples of Scheduling Time Frames and Confirmation

Service Requested	Item or Issue	Time Frame	Method

Acceptance and Confirmation	Scheduling request for APH process at a site		Electronic/ Manual

Calendar Maintenance	Calendars must be continuously maintained to represent available capacity to place new apheresis orders	Within 2 weeks of actual appointment	Calendars posted on jointly accessible Apheresis Web Portal.

Electronic/Manual Data (Web Portal)	For each patient process (Chain of Identity, collection information, time stamps etc.)	Within 1 hour after rinse back	Electronic/ Manual (Web Portal)

Exhibit B
Location of Collection Center Sites
1.	Supervision of Sites
(a)	Each Site shall be supervised by a medical director who shall be a physician licensed to practice in the state in which the Site is located. The medical director shall be responsible for all of the Services provided at each Site, including compliance with the standards of care, emergency procedures, all Procedures and quality control requirements at such Site. Dendreon hereby acknowledges that each Site’s medical director may not be co-located with each Site, and may not be present during the leukapheresis procedures. If the medical director is not physically present at the Site during the leukapheresis procedures, they will at all times be available for consult as needed via telephone.

(b)	Collection Center and Dendreon shall provide each other with the name and contact information of the primary contact person within each party’s organization for each Site prior to commencement of the Term. In addition, each Collection Center Site shall provide the name and contact information of a contact person that is available as an emergency contact during non-business hours. The appointed persons shall each be responsible for coordinating activities under this Agreement within their respective organizations.

(c)	Each party agrees to notify the other party promptly in the event that new personnel have been assigned to replace the existing contact personnel.
2.	List of Site Locations (full contact information including street address, phone number, fax number, email address, etc.) to be agreed upon by the parties.

Exhibit C
Chain of Identity, Product Labeling, Packaging and Shipping Requirements
1.	Chain of Identity and Product Labeling
(a)	Dendreon’s primary concern in managing the labeling of sipuleucel-T, from leukapheresis collection to the final product, is patient safety. Due to the autologous nature of sipuleucel-T, the identity of the product must be maintained at all times. Throughout the process, the cells must be traceable to the patient they came from and must be delivered (infused) back into that same patient. The Chain of Identity (“COI”) begins at the time of the leukapheresis collection. Dendreon will provide Collection Center with a unique identifier for COI which is specific to a single patient treatment at the time of final confirmation of scheduling that Patient for leukapheresis.

(b)	Dendreon will provide Collection Center with a unique identifier for COI which is specific to a single patient treatment at the time of final confirmation of scheduling that Patient for leukapheresis.

(c)	Collection Center Sites must verify the Patient’s identity upon each arrival at the collection center by asking the Patient to verbally spell out his full name and date of birth, in addition to any such information required by Collection Center’s Procedures. Prior to starting the leukapheresis procedure, the collection bag must be labeled with Dendreon’s COI bag label. The COI bag label must contain the Patient’s first name, middle initial, last name, date of birth and the unique chain of identity number to assure positive Patient identification at all stages of manufacture.

(d)	Dendreon anticipates establishing an Apheresis Web Portal to provide all Collection Centers with the ability to print collection related labels including the COI bag label described in Section 1b (human readable and barcode).

(e)	In the event that Web Portal access is temporarily not available, Dendreon will supply Collection Center with a sufficient supply of blank label stock on which Collection Center must manually complete the required identifiers

(f)	Given the critical importance of maintaining the chain of identity for the leukapheresis product, any Collection Center Site that fails to accurately transcribe the Patient’s name, date of birth and unique identifier for chain of identity, as directed by Dendreon, onto the apheresis collection bag COI label will be immediately subject to suspension or termination of this Agreement at Dendreon’s sole discretion.

(g)	The FDA has informed Dendreon that leukapheresis collections for use in the manufacture of sipuleucel-T are exempt from FDA’s donor screening and testing requirements because the cells are for autologous use only. However, in accordance with 21 CFR §1271.90, both the label on the autologous collection must state “for autologous use” and “not evaluated for infectious disease substances.” Dendreon’s tamper evident specimen transport bags (provided with shipping materials) will come preprinted with a biohazard label containing this statement.
2.	Packaging and Shipping
(a)	Collection Center must package the apheresis collection per Dendreon’s specification. Dendreon will provide each Collection Center with a supply of validated insulated shipping containers and supplies required to ship the leukapheresis collection to Dendreon.

(b)	The quantity of shipping containers provided to each Collection Center will depend on each Collection Center’s storage capacity and regional patient forecast. Collection Center agrees to monitor Dendreon-specific inventory in order to maintain the required minimum amount of supplies and to notify Dendreon when the inventory falls below the minimum. The collection center will provide primary contact information for said supplies, which include current phone number, fax number, and email address. Dendreon or its designated representative agrees to replenish such inventory promptly upon notice by Collection Center.

(c)	Collection Centers must have the apheresis collection correctly packaged, labeled and ready for courier pick-up in order to meet the predetermined, scheduled courier pick-up time. Collection Center must label the shipping box with Dendreon’s Shipping Box Address Label which contains the Dendreon Manufacturing Site Address, and the collection specific Chain of Identity Number. Collection Center will generate the Shipping Box Address Label from Dendreon’s web portal. In the event that web portal access is temporarily not available, Dendreon will supply Collection Center with a sufficient supply of blank label stock on which Collection Center must manually complete the required identifiers.

(d)	Collection Center shall call Dendreon’s scheduling department immediately in the event that Collection Center believes that the apheresis collection package will not be ready for courier pick-up at the scheduled time.

(e)	Dendreon’s scheduling department will be responsible for scheduling a courier for the appropriate pick-up time and location. Dendreon will transmit a completed airway bill to Collection Center prior to courier pick-up, either by email, fax, web or express courier.

3.	Risk of Loss
Collection Center shall bear the risk of loss of and shall be liable for any damage to the leukapheresis collection or the package in which the collection is contained up to and until the moment that such leukapheresis collection package is delivered to the courier, so long as such loss or damage requires disposal of the unit. Should the courier not arrive within 20 minutes of the scheduled time, Collection Center shall notify Dendreon or its designated representative to immediately begin making alternative arrangements. A responsible individual for Collection Center shall remain engaged and available until the leukapheresis collection package has been so delivered or Dendreon or its representative provides alternative instructions.

Exhibit D
Communication Requirements
     In order to centralize scheduling and patient information and provide consistent service, Dendreon’s internal Call Center will manage all communications with the Collection Center, with physician’s offices and with patients. Dendreon’s Call Center will be staffed with case managers who will be assigned to specific geographic areas so that Collection Centers may become familiar with the case manager assigned to their area. Establishing this relationship will facilitate resolution of scheduling or other questions. In addition to providing scheduling services, the Call Center will also provide guidance on pharmacovigilance, professional services, general customer service, product complaints, physician reimbursement and adverse event reporting (discussed in Exhibit F). The Call Center will also document the timing of certain critical events during each leukapheresis procedure (as set forth below).
          1. Critical Events Reporting
     Leukapheresis scheduling will be dictated largely by the schedules of third party logistics and transportation providers, by Dendreon’s manufacturing schedules and by physician infusion schedules. As such, Collection Center must notify the Call Center of certain critical events during the collection process in order to provide a seamless transition from one set of schedules to the next. Collection Center must notify Dendreon and document the following critical events within the times stated below.
•	the time of red cell reinfusion or rinseback – must be entered in the Apheresis Web Portal or reported to the Call Center within one (1) hour.

•	at any time that patient, staffing and/or equipment issues, are identified, which could affect the scheduled courier pick up time, such as failure of patient to show up for leukapheresis procedure, Collection Center shall notify the Call Center within one (1) hour of identifying such issue. In the event of the inability of the patient to report for the leukapheresis procedure as scheduled, the Call Center will notify Collection Center as promptly as possible.

•	Additional data may be required by Dendreon’s Call Center as part of monitoring and scheduling patient treatments and logistics, and Collection Center agrees to reasonably accommodate such data requests.
          2. Information Technology
     Collection Center shall take such steps as may be necessary to ensure that its information technology (“IT”) systems are capable of accessing the Apheresis Web Portal, so that Collection Center staff may enter the necessary data regarding the procedure, print labels, print procedure documents, and update the Site calendars. As of the Effective Date of this Agreement, Collection Center must be able to provide, maintain, and support the following IT equipment and capabilities.
•	Internet connection with a minimum speed of 128 Kbps upload/download

•	Networked or directly connected laser printer (min. resolution 600dpi), capable of utilizing 8 1/2 X 11 inch label stock

•	Minimum Computer Hardware:

Windows	Macintosh	Linux
Intel Pentium II 450MHz or faster processor (or equivalent)	PowerPC G3 500MHz or faster processor Intel Core Duo 1.33GHz or faster processor	Modern processor (800MHz or faster)

128MB of RAM	128MB of RAM	512MB of RAM, 128MB of graphics memory
•	Minimum operating systems and web browsers running Adobe Flash Player 9.0.124.0 or later

•	Adobe Acrobat Reader 7.0 or later.

•	Web Browser Requirements.
Windows

Platform	Browser
Microsoft Windows Vista	Microsoft Internet Explorer 7, Firefox 2.0, Safari 3.x or later

Microsoft Windows XP	Microsoft Internet Explorer 6.0 or later, Firefox 1.x, Firefox 2.x, Safari 3.x or later

Microsoft Windows Server 2003	Microsoft Internet Explorer 6.0 or later, Firefox 1.x, Firefox 2.x

Microsoft Windows 2000	Microsoft Internet Explorer 5.x, Firefox 1.x, Firefox 2.x or later

Microsoft Windows Millennium Edition	Microsoft Internet Explorer 5.5, Firefox 1.x or later

Microsoft Windows 98	Microsoft Internet Explorer 6.0 or later, Firefox 1.x or later
Macintosh

Platform	Browser
Mac OS X v10.1 or later (PowerPC)	Firefox 1.x, Safari 1.x or later

Mac OS X v10.4.x or later (Intel)	Firefox 1.5.0.3 or later, Safari 2.x or later
Linux

Platform	Browser
Red Hat Enterprise Linux (RHEL) 3 update 8, RHEL 4 update 4 (AS/ES/WS)	Firefox 1.5.0.7 or later

Novell SUSE 9.x or 10.1	Firefox 1.5.0.7 or later

Exhibit E
Regulatory and Quality Requirements
          1. Operations
(a)	The Services provided by Collection Center shall meet all applicable federal, state and local laws, regulations and standards, including but not limited to those contained in 21 CFR Parts 11, 210, 211, 600 and 1271. Should changes in such laws, regulations or standards result in an increase of 5% or more in Collection Center’s cost to provide the Services, Collection Center and Dendreon shall negotiate in good faith and agree how to modify Exhibit H to adjust the price per procedure accordingly.

(b)	Collection Center shall adhere to all written specifications, directives and operating procedures supplied by Dendreon, including but not limited to Dendreon’s leukapheresis manual. Should changes to such written specifications, directives and operating procedures result in an increase of 5% or more in Collection Center’s cost to provide the Services, Collection Center and Dendreon shall negotiate in good faith and agree how to modify Exhibit H to adjust the price per procedure accordingly.
          2. Personnel
     Collection Center shall provide qualified staff to perform the Services. The Collection Center will provide to Dendreon, upon reasonable request, a training attestation letter for staff members performing the Services. All training relative to a specific job function will be completed prior to performing that function. Dendreon shall establish the Dendreon-specific training and qualification requirements to be adhered to by Collection Center. In addition, Dendreon shall, at no cost to Collection Center, provide the training associated with its requirements at a mutually acceptable date and time. Following Dendreon’s initial training, Collection Center shall then be responsible for ensuring that the qualifications and training of all staff involved in the Services are documented and that such qualification and training is appropriately maintained. As such, Collection Center agrees to provide training which is substantially equivalent to that of Dendreon’s training to all employees providing the Services who are hired subsequent to Dendreon’s initial training.
          3. Change Control
(a)	Collection Center shall ensure that its Change Management process contains representatives knowledgeable about the Collection Center’s provision of Services to Dendreon, and Dendreon’s requirements. These Collection Center representatives will be responsible for identifying any material changes that are proposed in Change Management and may reasonably impact the provision of the Services to Dendreon, and informing Dendreon in writing regarding such proposed changes, prior to implementation.

(b)	In the event of an emergency or unplanned change to Collection Center’s processes utilized in the Services, Collection Center shall notify Dendreon within twenty-four (24) hours of the occurrence of such change.
          4. Deviations From Quality Standards
(a)	Collection Center will notify Dendreon in writing of any Significant Deviations (as defined below) from the standards set forth herein within one (1) day after discovery. “Significant Deviations” shall be defined as any deviation that has the potential to impact the quality, purity, safety or testing of the Dendreon Product, or the validation status of the manufacturing process, as applicable. All deviations will be documented by Collection Center in an automated problem management system within five (5) business days after the date of discovery. Each deviation will be investigated to identify potential risks, with the investigation expedited for any problem that could pose a health hazard to a patient. Immediate actions will be taken to correct the existing non-conformance, control adverse impact, contain potentially nonconforming product, equipment, material, or service, or to control or enhance a process. An investigation will be conducted for each deviation at a level commensurate with the risk level. Investigations for any deviations determined to have a moderate or major risk level will be completed and a corrective action plan developed within thirty (30) days. Dependent on the severity of the deviation, Dendreon reserves the right to temporarily revoke the corresponding Site’s approval status until which time all corrective actions have been implemented to both parties satisfaction. All investigations shall be documented, including justification, scientific rationale and supporting data as appropriate. Collection Center agrees to provide Dendreon with the results of all such investigations and all documentation related thereto, upon completion.
          5. Audits, Monitoring and Regulatory Inspections
(a)	Dendreon shall have the right to audit Collection Center’s Sites, systems and documents (including all related Procedures) on an annual basis, or as may otherwise be warranted to comply with law or regulation or address patient care issues. Such audits will be limited in scope to those items directly related to Collection Center’s performance of the Services. Dendreon will provide Collection Center with reasonable advance notice for scheduling an audit. In addition, Dendreon and Collection Center agree to work together to provide ongoing monitoring of Collection Center’s operations and processes and regular site visits by Dendreon for monitoring purposes, each as related to the Services. Upon qualification of a site to provide Services, Collection Center and Dendreon shall coordinate such that

Dendreon personnel may initially be present at the initiation of Services at any individual site.

(b)	Dendreon may audit Collection Center on a “for cause” basis. Collection Center shall schedule and host “for cause” audits prompted by concerns for patient safety within forty-eight (48) hours of Dendreon’s request.

(c)	Dendreon shall promptly notify Collection Center with a report of any deficiencies identified in such audit or inspection. Collection Center shall have thirty (30) days, unless otherwise agreed to in writing, after such deficiencies are identified to provide Dendreon with a written report outlining a corrective action plan and to bring any such deficiency into full compliance within the period agreed upon by both parties. If such deficiency is not corrected within the period of time agreed upon, Dendreon shall have the right to revoke the corresponding Site’s approval status to perform collections for Dendreon.

(d)	Collection Center will notify Dendreon of any inspections or actions by a regulatory agency or other enforcement body that will impact a Site’s availability to perform the Services within twenty-four (24) hours of receiving notification from a regulatory agency or enforcement body. (As a registered tissue establishment, each Site is subject to routine inspection from FDA.) Collection Center must notify Dendreon of the findings of all inspections which are disclosed or discovered during the inspection wrap-up conference within 24 hours of the close of such inspection or action. If Collection Center is inspected for services other than those Services provided under this Agreement, Collection Center must notify Dendreon in writing of findings that have the potential to materially impact the Services within five (5) business days of the close of the inspection.

(e)	Collection Center will provide Dendreon with reports on the status of responses to audit observations resulting from any Dendreon audit, “for cause” audits, or regulatory inspection as they apply to the Services. Dendreon may request periodic audit status reports on a quarterly or semi-annual basis.

(f)	Each party shall provide the other party with any information it receives from the FDA, including but not limited to warning letters, which relate to the Services performed under this Agreement.

Exhibit F
Regulatory and Quality Control
          1. Regulatory and Quality Control
(a)	FDA Registration: Collection Center shall be registered with FDA as a Tissue Establishment (Form FDA 3356) and shall update the registration in accordance with 21 CFR 1271 Subpart B.

(b)	FDA Listing: The cells collected by Collection Center for Dendreon will be regulated as a raw material for the licensed biological product being manufactured by Dendreon. As such, the leukapheresis collection is not a commercially distributed blood product, nor is it a commercially distributed tissue product. Even though the apheresis collection itself will not be regulated as a commercially distributed tissue product, Collection Center must be registered with FDA as a tissue establishment (Form FDA 3356). Collection Center must select “Somatic Cell Therapy Products” and check “Autologous” in “Part II – HCT/P Information” under “10. Establishment Functions and Types of HCT/Ps”. “Recover” and “Package” must be checked, as well as “Screen” and/or “Test” if applicable. The appropriate row under Section 13, “HCT/Ps Regulated as Drugs or Biological Drugs” must also be checked.

(c)	Infectious Disease Testing: All cells collected by Collection Center are for autologous use only and are therefore exempt from federal regulations related to donor screening and eligibility. (See 21 CFR §1271.90.) As such, Collection Center will not be required by the FDA to test Patients for communicable agents and diseases prior to leukapheresis

(d)	Commercial Site Qualification: Dendreon will initially qualify each individual collection center by means of a Quality Survey followed by a site inspection at a mutually acceptable date and time. Collection Center agrees to grant Dendreon, and/or its authorized representatives, access to its facility during regular business hours for the purpose of completing a site qualification. The site qualification and inspection criteria are based on current Good Tissue Practices and current Good Manufacturing Practices and will cover all pertinent areas of operation, including, but not limited to, facilities, equipment, training, personnel, record-keeping, standard operating procedures and the quality program. Collection Center shall complete an Apheresis Supplier Quality Survey, to be provided by Dendreon, prior to Dendreon’s site inspection. A potential site will be considered “Conditionally Approved” as a collection site upon passing the site qualification. After three successful commercial MNC collections have been performed and accepted by Dendreon, the site’s status would be updated to “Approved”.

(e)	Clinical Site Qualification: In the event that a Collection Center has not been Approved as set forth above but will perform clinical leukapheresis collections under this Agreement, Dendreon will qualify each individual collection center for clinical leukapheresis services by means of a Quality Survey followed by a site inspection at a mutually acceptable date and time. Collection Center shall complete an Apheresis Supplier Quality Survey, to be provided by Dendreon, prior to Dendreon’s site inspection. A potential site will be considered approved as a clinical collection site upon passing the site qualification.

(f)	Site Inspections: After initial qualification, site inspections will be performed annually or on a “for cause” basis as set forth herein.

(g)	Additional Regulatory and Quality Requirements: Collection Center agrees to adhere to Dendreon’s quality standards, attached hereto as Exhibit E, which are based on current Good Tissue Practices (cGTPs, 21 CFR §1271) and current Good Manufacturing Practices (cGMPs, 21 CFR §210/211).

(h)	Changes to Requirements: In the event that the FDA changes any of its requirements or forms addressed in this Section 7, Collection Center will promptly discuss such changes with Dendreon and implement in a mutually agreed upon timeframe any agreed changes to the requirements listed in this Section.

Exhibit G
Adverse Events Reporting Requirements
     An adverse event is any undesirable experience concerning the health of a Patient occurring during the leukapheresis procedure, whether or not related to the procedure. Such events include, but are not limited to, medical events or exacerbations of, intercurrent illnesses, hypersensitivity reactions, toxicity injuries and relevant abnormalities.
     Collection Center shall strictly adhere to any and all Legal Requirements for reporting adverse events in accordance with the same. All adverse events occurring during any clinical cell collection procedure conducted on behalf of Dendreon should be reported per the clinical trial protocol. Adverse events occurring during any commercial cell collection procedure may be reported to Dendreon’s Call Center. The Collection Center shall provide responses to a series of questions about the adverse event as described below. In addition, the Collection Center shall follow its own Procedures for reporting adverse events to FDA and adhere to Collection Center’s policies and standards of care for medical management of patients. Collection Center shall provide responses to a series of questions about the adverse event, including but not limited to:
•	Date of onset

•	Duration (minutes, hours or days)

•	Nature of event (with relevant clinical information)

•	Severity (mild, moderate, severe, life threatening or fatal)

•	Treatment given or other actions taken

•	Relationship to the leukapheresis procedure (e.g. a determination made by a medical professional as to whether the adverse event was NOT related to the procedure, or was POSSIBLY or PROBABLY related to the procedure itself)

•	Outcome and contact information for follow up information e.g.; patient’s MD

•	Any other information regarding the adverse event that the Collection Center believes may be beneficial to share with Dendreon.
     In addition, Collection Center shall follow its own Procedures for reporting adverse events to the FDA and adhere to institutional policies and standards of care for medical management of patients.